Exhibit 99.2

Q3-09 Earnings call

Jane Todd Introduction

Thank you Matt.

Good afternoon. I would like to welcome everyone to SMTC’s third quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbor message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane. Good afternoon everyone.

As is our customary practice, I will provide some high level comments on our third quarter performance then Jane will take you through our results in more detail. I will then briefly discuss our expectations for the fourth quarter, followed by a question period.

Our third quarter results were released today after the market close. For those who have seen the press release, you will note we had a reasonably good quarter particularly in light of the still weak economy worldwide.

Our quarter over quarter revenue increased by 13% or $5.0 million to $44.2 million, the result of increased orders from several large and smaller customers.

Our earnings from continuing operations were approximately $500,000 excluding certain costs associated with the closure of our Boston facility. While this level of profitability is unsatisfactory, we did achieve our objective to remain profitable even during the worst recession in recent history. The result of the closure of the Boston site in the second quarter and transfer of production to our Mexico

Q3-09 Earnings call

facility combined with other staff reductions significantly lowered our quarterly cost and break even revenue level.

It would appear the second quarter may have been the low point for us in this recessionary cycle. Although the economy remained weak in the third quarter, we witnessed some positive signs as several customers began to increase orders particularly towards the end of the quarter. As a consequence of these order patterns and expected sequential growth in the fourth quarter, our working capital at quarter end was somewhat higher than expected. We also entered Q4 with a healthy backlog.

Following Jane’s remarks, I will comment briefly on our immediate term outlook

Jane Todd

Thanks John.

As expected, third quarter results were improved over the second quarter with an increase in revenues of 13% over the second quarter, thought to be the low point of the economic cycle. For the quarter, the Company was again profitable with a net income of half a million dollars before discontinued operations; net of discontinued operations, the company recorded a $0.2 million profit. The loss from discontinued operations of $0.3 million was related to the closure of the Boston facility in the second quarter. In order to maintain profitability, we took aggressive steps to reduce our cost base in the first quarter while still maintaining our capability to support our customers and transition in new business. We have continued to manage costs carefully throughout 2009 maintaining a breakeven level well below historical levels allowing us to once again show profits in a challenging economic environment. Bottom line management has been a continuing theme for the Company. Over the past several years the Company has been very proactive in achieving profits at various revenue levels. In fact, if one were to adjust for unusual items including discontinued operations, non-cash stock remuneration and restructuring charges, each quarter for the past several years SMTC’s core business has been profitable in almost every quarter and, at worst, break-even.

As a result of the closure of Boston at the end of the second quarter, this business and any related revenues and expenses are classified as discontinued operations in our financial statements. You will recall that as a result of lower revenue in Boston and excess capacity, Boston was sustaining significant operational losses. It became clear that capacity had to be reduced and, from a strategic perspective, the Company required capacity in a lower cost region, hence the Company built this capability in Mexico. During the quarter, the Company recorded a loss of $0.3 million related to the discontinued Boston

Q3-09 Earnings call

business. We expect to take further severance charges in Q4 albeit at a lesser amount than Q3 for staff that have been retained to transition business to other sites, mainly Mexico. These charges will also be classified as losses from discontinued business.

Revenue increased 13% or $5.0 million sequentially to $44.2 million as we are seeing some signs of end market improvements for certain of our customers, in addition to increased demand further to the inventory corrections of the second quarter, an apparent low point for revenues. Two customers for which we have increased our share of wallet also contributed to the increase quarter over quarter. New business is ramping however not contributing significantly at this point. Compared to the same period last year, revenue decreased $8.9 million, or 17%, from $53.1 million. This decline was largely due to the recessionary impact on our customers as Q3 of 2008 was minimally impacted.

The reclassification of Boston as a discontinued operation resulted in the revenues of this business of $0.6 million in the third quarter being excluded from reported revenues, this compares to $7.0 million in the third quarter of 2008. A number of Boston customers transitioned primarily to Mexico, and the Company is disengaging with several customers in Boston whose production requirements are best suited for local supply. Those transitioned customers have been severely impacted by the recession. Ongoing transitioned revenues are expected to contribute to our Mexican business as the semi conductor capital market appears to be improving.

Our mix of business in our various segments has not changed significantly with the industrial segment remaining our largest segment at 81%. Details can be found in our 10Q which will be filed in the next several days. Our top ten customers accounted for 95.0% of the quarter’s total revenue, largely unchanged from 94.5% of last year and up from 92% last quarter.

Gross margin for the quarter was $3.7 million or 8.5% compared with $5.3 million or 9.9% for Q3 2008 and $4.0 million or 10.2% last quarter. Margins were negatively impacted by volume year over year. Sequentially, the variance was largely due to foreign exchange and some one-time operating costs.

In the quarter, selling, general and administrative costs were $2.8 million compared with $3.1 million for the same period a year earlier and $3.1 million last quarter. The decrease was largely due to staff and other reductions made earlier in the year, somewhat offset by the impact of foreign exchange.

Interest expense continues to decrease from $567 thousand a year ago to $473 thousand due to reduced average debt levels and lower market interest rates.

Q3-09 Earnings call

On an EBITDA basis, we generated $1.7 million compared with $2.9 million in Q3 of 2008 and $1.6 million in Q2 for the reasons discussed earlier.

Cash management continues to be a high priority. However, we had some timing issues in the quarter that caused us to use cash in the quarter. We expect these will be self correcting in the fourth quarter, as much of this cash has already been collected. We used $2.5 million in cash from operations in the quarter. While we recorded positive cash earnings, working capital was negative in the quarter driven mainly by accounts receivable as an unusually large percent of our business was shipped in the final month of the quarter. As a result, net debt increased by $3.4 million to $20.8 million at the end of the quarter. Average debt however was 15% lower than the prior quarter resulting in lower interest costs as mentioned earlier.

Capital investments continue to be managed carefully, with selective spending largely related to support customer requirements. Capital investment in the quarter was $702 thousand, increased over prior quarters as investments were made to support the specific equipment needs of new customers.

We lowered inventory to $27 million or 63 days from $27 million or 71 days last quarter. Days inventory last quarter was also impacted by inventory related to the Boston business as revenue from discontinued operations is not factored into the standard calculation. Average inventory for the quarter showed a modest improvement. We continue to work with our customers and vendors to manage inventory levels.

Accounts receivable was $30 million or 64 days, increased on an absolute dollar basis from the prior quarter at $27 million or 61 days. Despite the benefit from Q2 of discontinued business, days increased as a larger portion of shipments were made toward the later part of the quarter compared to Q2 of this year. This has largely been subsequently collected.

Accounts payable was $30 million, increased from $28 million last quarter reflecting the increase in business levels. Days were decreased from 73 days to 70 days reflecting timing of payments in the quarter and the impact of the discontinued business.

Let me now turn the call back over to John.

John Caldwell

Thank you Jane.

Q3-09 Earnings call

As we stated in our press release, we have limited visibility into our customer end markets and predicting the impact of macro economic conditions on our business. Accordingly, we continue to operate our business with tight cost containment and with the expectation of continuing quarter to quarter volatility.

However, we expect sequential revenue growth in the fourth quarter bolstered by positive developments at both our longstanding customers and new customer relationships.

For example, our relationship with Crestron is expanding as it reaches full production levels into 2010. We are also seeing encouraging trends in short to medium term demand from key customers in the industrial, transportation and semi-conductor capital equipment market segments, a signal of some recovery in those end markets.

We also have had a number of important new customer wins in the past few quarters in the communication, computing and industrial market segments. Notably, new product introduction activities for Kontron, a leader in embedded computing, are now underway in our North American and Asia factories. We expect meaningful revenue contribution from Kontron beginning in the first half of 2010. California Eastern Labs, a provider of RF and Wireless solutions, will complete product qualifications in Q4 and contribute to our revenue stream at our San Jose facility beginning in the first half of 2010.

We plan to provide more details of our new customer wins in press releases we expect to issue shortly.

With these comments, we would now like to open the lines for questions.

Thank you.